Exhibit 18.1
April 28, 2016
FMC Technologies, Inc.
Houston, Texas
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of FMC Technologies, Inc. (the Company) for the three months ended March 31, 2016, and have read the Company’s statements contained in note 2 to the condensed consolidated financial statements included therein. As stated in note 2, the Company changed its method of accounting for valuing certain domestic inventories in its surface integrated services business from the last-in, first-out (LIFO) to the first-in, first-out (FIFO) method, and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method better reflects the current value of inventory reported in the consolidated balance sheets, provides for better matching of costs of goods sold with related revenue, provides for greater consistency and uniformity across the Company’s operations with respect to the method of inventory valuation, and is the method used by management to monitor the financial results of the business for operational and financial planning. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2015, nor have we audited the information set forth in the aforementioned note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP
Houston, TX